As filed with the Securities and Exchange Commission on April 9, 2019
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
___________________
FORM S‑8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
___________________
SILK ROAD MEDICAL, INC.
(Exact name of Registrant as specified in its charter)
___________________

Delaware	20-8777622
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

1213 Innsbruck Drive
Sunnyvale, California 94089
(Address of principal executive offices including zip code)
___________________
2007 STOCK PLAN
2015 EQUITY INCENTIVE PLAN OF NEUROCO, INC.
2019 EQUITY INCENTIVE PLAN
2019 EMPLOYEE STOCK PURCHASE PLAN
(Full title of the plans)
___________________
Erica J. Rogers
Chief Executive Officer
Silk Road Medical, Inc.
1213 Innsbruck Drive
Sunnyvale, California 94089
(408) 720-9002
(Name, address, and telephone number, including area code, of agent for service)
___________________
Copy to:
Philip H. Oettinger, Esq.
Wilson Sonsini Goodrich & Rosati
Professional Corporation
650 Page Mill Road
Palo Alto, CA 94304-1050
(650) 493-9300
___________________
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer”, “smaller reporting company” and "emerging growth company" in Rule 12b-2 of the Exchange Act (Check one).

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒
Emerging growth company ☒
If an emerging growth company, indicate by check mark if registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☒

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Maximum Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock $0.001 par value, reserved for issuance pursuant to the 2007 Stock Plan	4,057,377 shares(2)	$4.04(6)	$16,391,803.08	$1,986.69
Common Stock $0.001 par value, reserved for issuance pursuant to 2015 Equity Incentive Plan of NeuroCo, Inc.	1,268 shares(3)	$6.79(7)	$8,609.72	$1.04
Common Stock $0.001 par value, reserved for issuance pursuant to 2019 Equity Incentive Plan	2,349,324 shares(4)	$20.00(8)	$46,986,480	$5,694.76
Common Stock $0.001 par value, reserved for issuance pursuant to 2019 Employee Stock Purchase Plan	434,000 shares(5)	$17.00(9)	$7,378,000	$894.21
TOTAL	6,841,969 shares	—	$70,764,892.80	$8,576.70

(1)
Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (“Securities Act”), this Registration Statement on form S-8 (this “Registration Statement”) shall also cover any additional shares of Silk Road Medical, Inc.’s (the “Registrant”) common stock that become issuable under the Registrant’s 2007 Stock Plan (the “2007 Plan”), the 2015 Equity Incentive Plan of NeuroCo, Inc. (“NeuroCo Plan”), the Registrant’s 2019 Equity Incentive Plan (“2019 Plan”) and the Registrant’s 2019 Employee Stock Purchase Plan (“2019 ESPP”) by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of the Registrant’s outstanding shares of common stock.

(2)
Represents 4,057,377 shares of the Registrant’s common stock reserved for issuance pursuant to equity awards outstanding under the 2007 Plan as of the date of this Registration Statement. To the extent that any awards outstanding under the 2007 Plan expire, are forfeited or are otherwise repurchased by the Registrant subsequent to the date of this Registration Statement, the shares of common stock reserved for issuance pursuant to such awards will become available for issuance as shares of common stock under the 2019 Plan. See footnote 4 below.

(3)	Represents 1,268 shares of the Registrant’s common stock reserved for issuance pursuant to equity awards outstanding under the NeuroCo Plan as of the date of this Registration Statement.

(4)
Represents (i) 1,662,208 shares of the Registrant’s common stock reserved for issuance pursuant to future awards under the 2019 Plan, (ii) 654,792 shares of the Registrant’s common stock reserved for issuance pursuant to equity awards outstanding under the 2019 Plan as of the date of this Registration Statement and (iii) 32,324 shares of the Registrant’s common stock previously reserved but unissued pursuant to the 2007 Plan that are now available for issuance under the 2019 Plan. To the extent that any awards outstanding pursuant to subsection (ii) of this footnote 4 or any awards outstanding under the 2007 Plan expire, are forfeited or are otherwise repurchased by the Registrant subsequent to the date of this Registration Statement, the shares of common stock reserved for issuance pursuant to such awards will become available for issuance as shares of common stock under the 2019 Plan. See footnote 2 above.

(5)	Represents 434,000 shares of the Registrant’s common stock reserved for issuance pursuant to future awards under the 2019 ESPP, which annual increase is provided for in the 2019 ESPP.

(6)
Estimated in accordance with Rule 457(h) under the Securities Act (“Rule 457(h)”) solely for the purpose of calculating the registration fee. The price of $4.04 represents the weighted average exercise price for outstanding options under the 2007 Plan as of April 9, 2019.

(7)
Estimated in accordance with Rule 457(h) solely for the purpose of calculating the registration fee. The price of $6.79 represents the weighted average exercise price for outstanding options under the NeuroCo Plan as of April 9, 2019.

(8)
Estimated in accordance with Rule 457(h) solely for the purpose of calculating the registration fee on the basis of $20.00 per share, which is the initial public offering price per share of common stock set forth on the cover page of the Registrant’s Registration Statement on Form S-1 (File No. 333-230045) declared effective on April 3, 2019 relating to the Registrant’s initial public offering.

(9)
Estimated in accordance with Rule 457(h) solely for the purpose of calculating the registration fee on the basis of 85% of $20.00 per share, which is the initial public offering price per share of common stock set forth on the cover page of the Registrant’s Registration Statement on Form S-1 (File No. 333-230045) declared effective on April 3, 2019 relating to the Registrant’s initial public offering. Pursuant to the 2019 ESPP, the purchase price of the shares of common stock reserved for issuance thereunder will be at least 85% of the lower of the fair market value of a share of common stock on the first trading day of the offering period or on the exercise date.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
The information specified in Item 1 and Item 2 of Part I of Form S-8 is omitted from this Registration Statement on Form S-8 (the “Registration Statement”) in accordance with the provisions of Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I of Form S-8 will be delivered to the participants in the equity benefit plans covered by this Registration Statement as specified by Rule 428(b)(1) under the Securities Act.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3.    Incorporation of Documents by Reference.
Silk Road Medical, Inc. (the “Registrant”) hereby incorporates by reference into this Registration Statement the following documents and information heretofore filed with the Securities and Exchange Commission (the “Commission”):

(1)
The Registrant’s prospectus dated April 3, 2019, filed with the Commission pursuant to Rule 424(b) under the Securities Act, relating to the Registration Statement on Form S-1, as amended (File No. 333-230045), which contains the Registrant’s audited consolidated financial statements for the latest fiscal year for which such statements have been filed; and

(2)
The description of the Registrant’s common stock contained in the Registrant’s Registration Statement on Form 8-A (File No. 001-230045) filed with the Commission on March 27, 2019 pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendment or report filed for the purpose of updating such description.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act on or after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with the rules of the Commission shall not be deemed incorporated by reference into this Registration Statement. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.
Not applicable.

Item 5.	Interests of Named Experts and Counsel.
The validity of the issuance of the shares of the Registrant’s common stock offered hereby has been passed upon by Wilson Sonsini Goodrich & Rosati, P.C. (“WSGR”). An investment fund associated with WSGR beneficially owns 16,387 shares of the Registrant’s common stock.

Item 6.	Indemnification of Directors and Officers.
The Registrant’s amended and restated certificate of incorporation contains provisions that eliminate, to the maximum extent permitted by the General Corporation Law of the State of Delaware, the personal liability of the Registrant’s directors and executive officers for monetary damages for breach of their fiduciary duties as directors or officers. The Registrant’s amended and restated certificate of incorporation and bylaws provide that the Registrant must indemnify its directors and executive officers and may indemnify its employees and other agents to the fullest extent permitted by the General Corporation Law of the State of Delaware.
Sections 145 and 102(b)(7) of the General Corporation Law of the State of Delaware provide that a corporation may indemnify any person made a party to an action by reason of the fact that he or she was a director, executive officer, employee or agent of the corporation or is or was serving at the request of a corporation against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful, except that, in the case of an action by or in right of the corporation, no indemnification may generally be made in respect of any claim as to which such person is adjudged to be liable to the corporation.
The Registrant has entered into indemnification agreements with its directors and executive officers, in addition to the indemnification provided for in its amended and restated certificate of incorporation and bylaws, and intends to enter into indemnification agreements with any new directors and executive officers in the future.
The Registrant has purchased and intends to maintain insurance on behalf of each and any person who is or was a director or officer of the Registrant against any loss arising from any claim asserted against him or her and incurred by him or her in any such capacity, subject to certain exclusions.
See also the undertakings set out in response to Item 9 herein.

Item 7.	Exemption from Registration Claimed.
Not applicable.

Item 8.	Exhibits.

Exhibit Number	Description
4.1(1)	Specimen Common Stock certificate.
5.1	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation.
23.1	Consent of Independent Registered Public Accounting Firm.
23.2	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (see Exhibit 5.1).
24.1	Power of Attorney (included on the signature page hereto).
99.1(2)	2007 Stock Plan, as amended, and Form of Option Agreement thereunder.
99.2(3)	2015 Equity Incentive Plan of NeuroCo, Inc. and related form agreements.
99.3(4)	2019 Equity Incentive Plan and related form agreements.
99.4(5)	2019 Employee Stock Purchase Plan and related form agreements.
__________

(1)	Incorporated by reference to Exhibit 4.1 filed with Amendment No. 1 to the Registrant’s Registration Statement on Form S-1 (Registration No. 333-230045), filed with the Commission on March 25, 2019.

(2)	Incorporated by reference to Exhibit 10.2 filed with the Registrant’s Registration Statement on Form S-1 (Registration No. 333-230045), filed with the Commission on March 4, 2019.

(3)	Incorporated by reference to Exhibit 10.3 filed with Amendment No. 1 to the Registrant’s Registration Statement on Form S-1 (Registration No. 333-230045), filed with the Commission on March 25, 2019.

(4)	Incorporated by reference to Exhibit 10.4 filed with Amendment No. 1 to the Registrant’s Registration Statement on Form S-1 (Registration No. 333-230045), filed with the Commission on March 25, 2019.

(5)	Incorporated by reference to Exhibit 10.5 filed with Amendment No. 1 to the Registrant’s Registration Statement on Form S-1 (Registration No. 333-230045), filed with the Commission on March 25, 2019.

Item 9.	Undertakings.

A.	The undersigned Registrant hereby undertakes:
(1)To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i)    to include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii)    to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
(iii)    to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

Provided, however, that paragraphs (A)(1)(i) and (A)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.
(2)    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
B.    The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
C.    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to the Registrant’s directors, officers and controlling persons pursuant to applicable law, the Registrant’s Amended and Restated Certificate of Incorporation, Bylaws, Rights Agreements or indemnification agreements, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the Registrant will, unless in the opinion of the Registrant’s counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by the Registrant is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sunnyvale, State of California, on April 9, 2019.

SILK ROAD MEDICAL, INC.

By:	/s/ Erica J. Rogers
Erica J. Rogers
Chief Executive Officer
POWER OF ATTORNEY
KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Erica J. Rogers and Lucas W. Buchanan, and each of them acting individually, as his or her true and lawful attorneys-in-fact and agents, with full power of each to act alone, with full powers of substitution and resubstitution, for him or her in his or her name, place and stead, in any and all capacities to sign any and all amendments to this Registration Statement on Form S-8 (including post-effective amendments), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, with full power of each to act alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his, her or their substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Erica J. Rogers	Chief Executive Officer (Principal Executive Officer); Director	April 9, 2019
Erica J. Rogers

/s/ Lucas W. Buchanan	Chief Financial Officer (Principal Financial and Accounting Officer)	April 9, 2019
Lucas Buchanan

/s/ Tony M. Chou, M.D.	Director	April 9, 2019
Tony M. Chou, M.D.

/s/ Jack W. Lasersohn	Director	April 9, 2019
Jack W. Lasersohn

/s/ Elizabeth H. Weatherman	Director	April 9, 2019
Elizabeth H. Weatherman

/s/ Ruoxi Chen	Director	April 9, 2019
Ruoxi Chen

	Director	April 9, 2019
Amr Kronfol

/s/ Robert E. Mittendorff, M.D.	Director	April 9, 2019
Robert E. Mittendorff, M.D.

	Director	April 9, 2019
Donald Zurbay